------
FORM 4
------

---------------------------
       OMB APPROVAL
---------------------------
OMB Number:       3235-0287
Expires: September 30, 1998
Estimated average burden
hours per response......0.5
---------------------------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
      California Public Employees'                Catellus Development Corp. (CDX)              Issuer (Check all applicable)
      Retirement System                        ----------------------------------------------       Director       X  10% Owner
                                               3. IRS or Social Security  4. Statement for      ----              ---
---------------------------------------------     Number of Reporting        Month/Year             Officer (give     Other (Specify
  (Last)          (First)          (Middle)       Person (Voluntary)        December 1997       ----        title ---       below)
    400 "P" Street                                                        ------------------                below)
---------------------------------------------                             5. If Amendment,
                 (Street)                                                    Date of Original       ------------------------------
    Sacramento, California 95814                                             (Month/Year)
---------------------------------------------                                January 1998    7.  Individual or Joint/Group Filing
  (City)           (State)           (Zip)                                ------------------     (Check applicable line)

                                                                                                  X  Form Filed By One Reporting
                                                                                                 --- Person
                                                                                                     Form Filed By More Than One
                                                                                                 --- Reporting Person

------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security         2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                     action      action       or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                End of Month        Direct         Benefi-
                                (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                 Day/   ---------------------------------------                            Indirect (I)   Owner-
                                 Year)  Code    V      Amount   (A) or    Price                            (Instr. 4)     ship
                                                                (D)                                                       (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
  Common Stock                   12/2/97   S          18,975,000     D    $17.145         18,782,250           D

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                    (Over)

                                      (Print or Type Responses)                                                      SEC 1474 (7-96)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                          CALIFORNIA PUBLIC EMPLOYEES' RETIREMENT SYSTEM

**Intentional misstatements or omissions of facts constitute Federal          By:      /s/ SHERYL PRESSLER
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  --------------------------------
                                                                                  **Signature of Reporting Person   January 12, 1998
                                                                                            Sheryl Pressler
                                                                                       Chief Investment Officer,
Note: File three copies of this Form, one of which must be manually signed.          California Public Employees'
      If space provided is insufficient, see Instruction 6 for procedure.                 Retirement System

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7/96)

